Exhibit 4.7.1

Additional Agreement No. 1

to the LOAN AGREEMENT No. 2

dated 19 May 2021

30 July 2021

Arras Minerals Corp., company established in accordance with the the laws of the Province of British Columbia, Canada, entity No. BC1287773, located at: Suite 1610, 777 Dunsmuir Street, Vancouver, Canada, V7Y 1K4, represented by CFO Mr. Christopher Richards, acting on basis of the Articles, hereinafter referred to as the “Creditor”, on one part, and Ekidos Minerals LLP, a limited liability partnership established in accordance with the laws of the Republic of Kazakhstan, BIN 191040035309, located at: Republic of Kazakhstan, Almaty, 050000, Panfilov Street 158, Office 1, Almaty, represented by Director, Mrs. Irma Nuss, acting on the basis of the Charter, hereinafter referred to as the “Debtor”, on the other part, hereinafter collectively referred to as the “Parties” and individually as “Party”, have concluded this Additional Agreement No. 1 to the Loan Agreement No. 2 dated 19 May 2021 (hereinafter – the “Agreement”) as follows:

1. Clause 3.1 of Section 3 of the Agreement to revised as follows:

“The Debtor shall repay the Loan in full on or before 30 November 2021 to the bank account of the Creditor as specified in this Agreement”.

2. In all other matters that are not regulated by the terms of this Additional Agreement No. 1, the Parties are guided by the provisions of the Agreement.

3. This Additional Agreement No. 1 enters into force on the date of its signing.

SIGNATURES AND REQUISITES OF THE PARTIES:

On behalf of the Creditor

Arras Minerals Corp.

/s/ Christopher Richards

Christopher Richards

CFO

On behalf of the Debtor

Ekidos Minerals LLP

/s/ Irma Nuss

Irma Nuss

Director